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                              PENNACO ENERGY, INC.
                          1050 17TH STREET, SUITE 700
                             DENVER, COLORADO 80265

                                                                January 26, 2001

Dear Pennaco Energy, Inc. Stockholder:

     As you are aware, on December 22, 2000, Pennaco Energy, Inc. ("Pennaco" or the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Marathon Oil Company and Marathon Oil Acquisition 1, Ltd. (the "Purchaser"). The Merger Agreement provides for the acquisition of all outstanding shares of common stock, par value $.001 per share, of the Company (the "Common Stock"), together with the associated common share purchase rights (collectively, the "Shares"), by the Purchaser at a price of $19.00 per Share, net to the seller in cash, without interest. Under the terms of the proposed transaction, the Purchaser has commenced a tender offer (the "Offer") for all of the outstanding Shares at that price. The Offer is scheduled to expire at 12:00 midnight, New York City time, on Monday, February 5, 2001, unless otherwise extended.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE SUBSEQUENT MERGER OF THE PURCHASER WITH AND INTO THE COMPANY (THE "MERGER"), AND UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Accompanying this letter is a copy of Amendment No. 2 to the Company's Solicitation/Recommendation Statement on Schedule 14D-9, filed by the Company with the Securities and Exchange Commission. This document includes additional information regarding the background of the Offer, which you should consider in evaluating the Offer.

     WE URGE YOU TO READ THIS ADDITIONAL INFORMATION CAREFULLY.

     The management and directors of the Company thank you for the support you have given the Company.

                                            Sincerely,

                                            PENNACO ENERGY, INC.

                                            [PAUL M. RADY SIGNATURE]

                                            PAUL M. RADY
                                            Chairman of the Board,
                                            Chief Executive Officer and
                                            President